EXHIBIT 99.1

FBR Reports Second Quarter Financial Results

ARLINGTON, Va., July 15, 2014 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net income of $7.0 million, or $0.58 per diluted share, for the second quarter of 2014 compared to net income of $42.6 million, or $3.23 per diluted share in the second quarter of 2013, and net income of $5.6 million, or $0.46 per diluted share, for the first quarter of 2014. For the first half of 2014, FBR reported net income of $12.6 million, or $1.04 per diluted share, compared to net income of $77.9 million, or $5.95 per diluted share for the first half of 2013.

Second quarter 2014 pretax operating income was $9.0 million compared to $14.6 million in the second quarter of 2013 and $9.0 million in the first quarter of 2014. Net revenue for the second quarter of 2014 was $57.1 million compared to $67.2 million in the second quarter of 2013 and $54.4 million in the first quarter of 2014. Pretax operating margin was 16% for the second quarter of this year, compared to 22% in the second quarter of 2013 and 17% in the previous quarter. The Company's first half 2014 pretax operating income was $18.0 million on net revenue of $111.5 million.

Compensation and benefits expenses were 56% of net revenue during the second quarter of 2014, consistent with the second quarter of 2013 and down slightly from 58% in the first quarter of this year.  Headcount was 298 at quarter end compared with 292 last quarter. Annualized revenue per head was $766 thousand for the second quarter and $756 thousand for the first six months of the year. Non-compensation fixed expenses in the second quarter of 2014 totaled $10.9 million compared to $10.2 million in the second quarter of 2013, and $10.6 million in the prior quarter. The increase over last quarter reflects non-recurring professional services costs related to the previously announced acquisition of a securities lending business unit.

Second Quarter Overview

  Investment banking revenue was $35.8 million in the quarter compared to $52.0 million in the second quarter of 2013 and $36.6 million in the first quarter of 2014.  This revenue was generated from 16 transactions, including two large sole managed institutional private transactions and one bookrun IPO.

  Institutional brokerage generated net revenue of $14.6 million in the quarter compared to $13.1 million in the second quarter of 2013 and $15.1 million in the first quarter of 2014. Within these results, cash equities revenue increased 2.7% quarter-over-quarter despite overall market volumes being down 12.9%, marking the third consecutive quarterly increase in equities revenue.

  The Company generated $6.7 million in net investment income, including interest and dividends, from principal investing activities during the quarter, compared to $2.1 million in the second quarter of 2013 and $2.6 million in the first quarter of 2014.

  FBR's effective tax rate was 22% for the second quarter and 30% for the first half of 2014. Capital gains generated year-to-date from our investing activities are allowing the Company to utilize fully reserved capital loss carry-forwards which will result in a lower full-year effective tax rate than was recognized in the first quarter of this year.

During the quarter the Company repurchased 400 thousand shares of its common stock at an average price per share of $26.19 for $10.5 million. For the first half of 2014, FBR has repurchased 662 thousand shares at an average price per share of $26.18. Since 2010, the Company has repurchased approximately 7.8 million shares, at an average price of $17.12 per share, for a total cost of $132.9 million. As of June 30, 2014, the Company had 1.0 million shares remaining under its repurchase authorization.

Shareholders' equity was $297.9 million as of June 30, 2014 which is relatively unchanged from March 31, 2014.  As of June 30, 2014, the Company's cash balance was $176.9 million and its book value per share was $28.04, up from $26.86 at the beginning of the year.

"Our second quarter financial results were solid and for the first half of the year, the Company generated an annualized return on equity of 8.6%," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "In addition to those results, we have made significant progress in diversifying our banking pipeline, growing market share in equities trading, and making key hires in healthcare banking and research – all of which we expect to add to revenue and profitability in the coming quarters."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, July 16, 2014, may do so via the Web or conference call at:

Webcast link: http://www.media-server.com/m/p/kgj4ojke

Conference call dial-in number (domestic, toll-free): 855.425.4204

Conference call dial-in number (international): 484.756.4245

Access code: 63601687

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Investment banking:
Capital raising	$ 35,312	$ 49,165	$ 68,628	$ 148,851
Advisory	472	2,872	3,795	4,476
Institutional brokerage	14,643	13,122	29,734	26,827
Net investment income	9,091	1,209	12,925	3,307
Interest, dividends and other	663	874	1,134	1,707
Total revenues	60,181	67,242	116,216	185,168
Interest expense	3,083	--	4,760	--
Revenues, net of interest expense	57,098	67,242	111,456	185,168

NON-INTEREST EXPENSES:
Compensation and benefits	32,070	37,923	63,370	104,334
Professional services	4,424	3,379	7,362	6,835
Business development	3,057	2,610	5,425	4,743
Clearing and brokerage fees	1,137	1,307	2,361	2,911
Occupancy and equipment	3,003	3,068	6,155	6,350
Communications	2,856	2,776	5,748	5,745
Other operating expenses	1,576	1,547	3,045	3,711
Total non-interest expenses	48,123	52,610	93,466	134,629

Income from continuing operations before income taxes	8,975	14,632	17,990	50,539
Income tax provision (benefit)	1,999	(25,700)	5,404	(24,241)

Income from continuing operations, net of taxes	6,976	40,332	12,586	74,780
Income from discontinued operations, net of taxes	--	2,316	--	3,122
Net income	$ 6,976	$ 42,648	$ 12,586	$ 77,902

Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.65	$ 3.32	$ 1.15	$ 6.13
Income from discontinued operations, net of taxes	--	0.19	--	0.25
Net income	$ 0.65	$ 3.51	$ 1.15	$ 6.38

Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.58	$ 3.05	$ 1.04	$ 5.71
Income from discontinued operations, net of taxes	--	0.18	--	0.24
Net income	$ 0.58	$ 3.23	$ 1.04	$ 5.95

Weighted average shares - basic	10,795	12,166	10,927	12,201
Weighted average shares - diluted	11,965	13,216	12,050	13,102

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2014	December 31, 2013

Cash and cash equivalents	$ 176,905	$ 207,973
Receivables:
Due from brokers, dealers and clearing organizations	330,386	4,949
Customers	4,194	4,485
Other	1,285	658
Financial instruments owned, at fair value	190,479	144,743
Other investments, at cost	2,428	7,681
Furniture, equipment and leasehold improvements, net	5,827	3,286
Deferred tax assets, net of valuation allowance	27,356	30,893
Prepaid expenses and other assets	7,261	5,904
Total assets	$ 746,121	$ 410,572

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 361,275	$ 42,241
Accrued compensation and benefits	49,534	58,502
Accounts payable, accrued expenses and other liabilities	17,868	10,351
Due to brokers, dealers and clearing organizations	19,507	8,701
Total liabilities	448,184	119,795

Shareholders' equity:
Common stock	10	11
Additional paid-in capital	349,070	362,983
Restricted stock units	29,951	21,487
Accumulated other comprehensive income, net of taxes	58	34
Accumulated deficit	(81,152)	(93,738)
Total shareholders' equity	297,937	290,777
Total liabilities and shareholders' equity	$ 746,121	$ 410,572

Book Value per Share	$28.04	$26.86

Shares Outstanding (in thousands)	10,626	10,824

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-2 14	Q-1 14	Q-4 13	Q-3 13	Q-2 13
Revenues, net of interest expense	$ 57,098	$ 54,358	$ 40,597	$ 34,056	$ 67,242

Expenses:
Variable	22,279	19,763	10,809	6,587	29,572
Fixed	25,844	25,580	26,207	24,319	23,038

Income from continuing operations before income taxes	8,975	9,015	3,581	3,150	14,632
Income tax provision (benefit)	1,999	3,405	(3,603)	361	(25,700)

Income from continuing operations, net of taxes	6,976	5,610	7,184	2,789	40,332
Income from discontinued operations, net of taxes	--	--	1,415	3,622	2,316
Net income	$ 6,976	$ 5,610	$ 8,599	$ 6,411	$ 42,648

Fixed expenses from continuing operations	$ 25,844	$ 25,580	$ 26,207	$ 24,319	$ 23,038
Less: Non-cash expenses[1]	2,374	2,173	2,199	2,212	2,189
Core fixed costs from continuing operations[2]	$ 23,470	$ 23,407	$ 24,008	$ 22,107	$ 20,849

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 766	$ 745	$ 538	$ 506	$ 1,015

Employee count	298	292	302	269	265

[1] Non-cash expenses include compensation costs associated with stock-based awards.

2 Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the non-cash expenses noted in footnote 1.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Investors: Bradley J. Wright at 703.312.9678 or bwright@fbr.com
         Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com